Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Leap Therapeutics, Inc. on Form S-3 (No. 333-271399) to be filed on or about June 9, 2023 of our report dated March 23, 2023, on our audits of the financial statements as of December 31, 2022 and 2021 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 24, 2023. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 9, 2023